For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

MANHATTAN BEACH, CA. – October 26, 2011 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the third quarter ended September 30, 2011.

Net sales for the third quarter of 2011 were $412.2 million, compared to a record $554.6 million in the third quarter of 2010, and income from operations was $2.3 million, compared to $55.6 million in the third quarter of 2010. Net earnings for the quarter were $8.3 million compared to net earnings of $36.4 million in the third quarter of 2010. Net earnings for the third quarter include a $4.6 million tax benefit related to certain research and development tax credits. Net earnings per diluted share were $0.17 on 49.4 million diluted shares outstanding, compared to net earnings per diluted share of $0.74 on 49.2 million diluted shares outstanding for the third quarter of 2010.

“Third quarter 2011 net sales were down 25.7 percent, while our gross margins returned to our historical norm,” began David Weinberg, chief operating officer and chief financial officer. “The decrease in revenues is primarily attributable to a combination of comparisons against a record third quarter 2010, the decline in higher priced toning footwear, and lower than expected sales across many of our other SKECHERS footwear lines. We are pleased that we continued to experience growth across much of our international business and that our domestic and international retail sales volume remained fairly constant. The significantly improved gross margin from the previous quarter of this year is a reflection of our reduced inventory levels and more in-line product levels, as well as a normalized flow of our product.”

Gross profit for the third quarter of 2011 was $175.2 million, compared to $252.7 million in the third quarter of 2010. Gross margin was 42.5 percent for the third quarter of 2011, compared to 45.6 percent in the third quarter of 2010. Gross profit for the first nine months of 2011 was $511.1 million, or 38.6 percent of net sales, compared to $727.7 million, or 46.9 percent of net sales, in the first nine months of 2010.

For the nine months ended September 30, 2011, net sales were $1.323 billion compared to net sales of $1.552 billion in the first nine months of 2010. Net loss for the first nine months of 2011 was $9.8 million, which includes a tax benefit of $4.6 million related to certain research and development tax credits, compared to net earnings of $132.9 million in the first nine months of 2010. Net loss per diluted share in the first nine months of 2011 was $0.20 per share on 48.3 million diluted shares outstanding, compared to net earnings of $2.71 per share on 49.0 million diluted shares outstanding for the same period last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Last year we were experiencing record sales growth as the leaders of an explosive new category. This year we are leveraging that learning– both in product development and distribution. We created many new offerings in our Fitness division, which delivered earlier this year, and have our first true performance footwear line delivering to our accounts this quarter. Early reads on this line in our own retail stores has been strong, and we believe this performance product will also experience solid sell throughs in our key accounts. Inspired by our fitness footwear, we are developing fresh looks in our classic athletic lifestyle footwear as well as in our SKECHERS Kids lines, with commercials to support this business for Spring 2012. We have created substantial buzz with consumers thanks to the star power of Kim Kardashian, and are looking forward to growing our relationship with Dancing with the Stars host Brooke Burke, who is appearing in SKECHERS Fitness print and television campaigns around the world. The signing of elite runner Meb Keflezighi for our SKECHERS GOrun footwear has helped us to elevate the profile of this performance line. He will be competing in our footwear in the New York Marathon next week. While we develop and market new product, we are continuing to look for new opportunities to grow our business, including in the international arena where we are in the process of transitioning one of our largest distributors to a subsidiary. We are looking forward to international growth, opening new retail stores around the world, and to delivering fresh product to the market this quarter and next year.”

Mr. Weinberg added: “We believe that we will continue to face challenges in the fourth quarter of 2011, but we are pleased with the strides we have made to better position our business for 2012. These include significantly reducing our selling expenses, consolidating our North American distribution facilities into one building and reducing excess inventory. We are also evaluating our overhead to better control spending while seeking new expansion opportunities in product development, as well as international and retail sales. As we look forward to 2012, we believe SKECHERS continues to be a relevant brand globally, and there are many opportunities to grow our business in the future.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors, and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the three months ended June 30, 2011. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$247,974	$233,558
Trade accounts receivable, net	244,977	266,057
Other receivables	7,136	9,650

Total receivables	252,113	275,707
Inventories	238,360	398,588
Prepaid expenses and other current assets	78,168	53,791
Deferred tax assets	11,720	11,720

Total current assets	828,335	973,364
Property and equipment, at cost less accumulated	382,418	293,802
depreciation and amortization
Intangible assets, less applicable amortization	6,192	7,367
Deferred tax assets	12,323	12,323
Other assets, at cost	19,037	17,938

TOTAL ASSETS	$1,248,305	$1,304,794

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$9,974	$11,984
Short-term borrowings	49,368	18,346
Accounts payable	145,635	246,595
Accrued expenses	21,055	30,385

Total current liabilities	226,032	307,310
Long-term borrowings, excluding current installments	78,974	51,650
Deferred tax liabilities	73	—

Total liabilities	305,079	358,960
Equity:
Skechers U.S.A., Inc. equity	904,956	908,203
Noncontrolling interests	38,270	37,631

Total equity	943,226	945,834

TOTAL LIABILITIES AND EQUITY	$1,248,305	$1,304,794

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$412,183	$554,626	$1,322,768	$1,552,249
Cost of sales	236,988	301,975	811,633	824,535

Gross profit	175,195	252,651	511,135	727,714
Royalty income	1,406	1,888	4,430	3,148

	176,601	254,539	515,565	730,862

Operating expenses:
Selling	37,943	59,516	128,602	146,262
General and administrative	136,364	139,455	418,312	389,241

	174,307	198,971	546,914	535,503

Income (loss) from operations	2,294	55,568	(31,349)	195,359
Other income (expense):
Interest, net	(986)	484	(3,960)	1,515
Other, net	395	(3,143)	(200)	(1,323)

	(591)	(2,659)	(4,160)	192

Earnings (loss) before income taxes	1,703	52,909	(35,509)	195,551
Income tax expense (benefit)	(6,653)	16,330	(25,966)	62,532

Net income (loss)	8,356	36,579	(9,543)	133,019
Less: Net income (loss) attributable to noncontrolling interest	71	201	280	108

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$8,285	$36,378	$(9,823)	$132,911

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.17	$0.76	$(0.20)	$2.81

Diluted	$0.17	$0.74	$(0.20)	$2.71

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	48,445	47,586	48,344	47,268

Diluted	49,399	49,176	48,344	49,017